Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 18, 2011	President and CEO
or
Jonathan D. Hoover
Sr. Vice President
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED FIRST QUARTER ENDED

SEPTEMBER 30, 2011 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $410 thousand or $0.20 per diluted share, for the three months ended September 30, 2011 as compared to net income of $59 thousand or $0.03 per diluted share for the same period in 2010. The $351 thousand increase in net income during the quarter was primarily attributable to a $582 thousand increase in net interest income and a $28 thousand change in the provision for loan losses, which were partially offset by a $163 thousand increase in income tax expense, a $72 thousand increase in non-interest expense, and a $24 thousand decrease in non-interest income. The increase in net interest income is attributable to a $1.3 million decrease in interest expense, which was partially offset by a $754 thousand decrease in interest income. The decrease in interest expense was primarily due to lower average balances of fixed-rate legacy long-term FHLB borrowings and whole-sale time deposits during the quarter ended September 30, 2011, when compared to the same period in 2010. The decrease in interest income was primarily attributable to lower average balances of interest earning financial assets, which was partially offset by higher realized yields on the Company’s corporate bond portfolio, when compared to the same period in 2010. The change in the provision for loan losses was primarily attributable to lower levels of non-performing loans. The increase in income tax expense was primarily attributable to higher levels of taxable income. The increase in non-interest expense was primarily attributable to increases in charitable contributions which are eligible for PA tax credits, which were partially offset by a decrease in federal deposit insurance expense, when compared to the same period in 2010. The decrease in non-interest income was primarily attributable to a $24 thousand other-than-temporary impairment charge on one mortgage-backed security.

The Company’s first quarter earnings were positively impacted by lower interest expenses associated with repaying our fixed-rate legacy long-term FHLB advances. During the fiscal year ended June 30, 2011, we repaid $87 million of fixed-rate legacy long-term FHLB advances, which had average rates of 5.45%. The Company also repaid $55.3 million of wholesale deposits during fiscal 2011. During the quarter ended September 30, 2011, the Company repaid $5.0 million of fixed-rate legacy long-term FHLB advances with a rate of 5.03%.

Market interest rates continued to remain low by historical standards throughout the quarter ended September 30, 2011. In response to this environment, the Company substantially increased our available for sale investment allocation and repaid FHLB advances. These actions allowed us to significantly bolster balance sheet liquidity and further strengthen our Tier 1 leverage capital ratio from 13.12% at June 30, 2011 to 13.93% at September 30, 2011. As market conditions improve, we anticipate growing our asset base.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2011 (Unaudited)	June 30, 2011 (Unaudited)
Total assets	$222,217	$228,888
Cash and Cash Equivalents	6,439	1,960
Certificates of Deposits	3,331	3,668
Investment securities available-for-sale	22,387	1,064
Investment securities held-to-maturity	56,179	88,374
Mortgage-backed securities held-to-Maturity	72,862	70,568
Net loans receivable	48,026	49,952
Deposits	146,695	143,766
FHLB advances: long-term	17,500	22,500
FHLB advances: short-term	27,890	32,059
Other short-term borrowings	0	0
Equity	29,083	28,878
Book value per share – Common Equity	14.13	14.03
Book value per share – Tier I Equity	15.08	14.92
Annualized Return on average assets	0.74%	0.43%
Annualized Return on average equity	5.63%	4.38%
Tier I leverage ratio	13.93%	13.12%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2011	2010
Interest income	$1,867	$2,621
Interest expense	407	1,743

Net interest income	1,460	878
(Recovery of) provision for loan losses	(19)	9

Net interest income after (recovery of) provision for loan losses	1,479	869
Non-interest income	101	125
Non-interest expense	977	905

Income before income tax expense	603	89
Income taxes	193	30

NET INCOME	$410	$59

EARNINGS PER SHARE:
Basic	$0.20	$0.03
Diluted	$0.20	$0.03

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930
Diluted	2,057,930	2,057,930